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                     November 22, 2023

       Joel Klein
       Chief Financial Officer
       OptimumBank Holdings, Inc.
       2929 East Commercial Blvd. Suite 303
       Fort Lauderdale, FL 33308

                                                        Re: OptimumBank
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 6, 2023
                                                            File No. 000-50755

       Dear Joel Klein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance